Exhibit 99.1
                   EGL, INC. Reports 36% Improvement in EPS;
                  Gross Revenues Increase 18% to Record Levels

    HOUSTON, Feb. 10 /PRNewswire-FirstCall/ -- EGL, Inc. (Nasdaq: EAGL) announced that net income increased 37% to $9.1 million for the three months ended December 31, 2003, compared to $6.7 million in the fourth quarter of 2002. Diluted earnings per share for the quarter were $0.19 compared to $0.14 in Q4 2002.

    Q4 Financial Highlights
    -- Gross revenues increased 18% as compared to the same quarter last year on strong international air, ocean, customs and logistics activity
    -- Ocean net revenues increased 29% as compared to the same quarter last year
    -- 8.4% operating margin reflects the highest operating margin since Q3
       2000
    -- Net income increased 37% compared to Q4 2002 and was at the highest level since Q3 2000

                               Three Months Ended            Year Ended
    $ thousands (except EPS)  12/31/03    12/31/02     12/31/03       12/31/02
    Gross revenues            $621,944   $ 527,880   $2,171,732   $ 1,869,333
       % change                 + 17.8%                  + 16.2%
    Net revenues              $198,392   $ 183,537   $  735,252   $   672,132
       % change                  + 8.1%                   + 9.4%
    Net revenue margin            31.9%       34.8%        33.9%         36.0%
    Operating income          $ 16,583   $  11,654   $   44,765   $    29,672
    Net income                $  9,127   $   6,666   $   23,945   $     9,434
    Diluted EPS               $   0.19   $    0.14   $     0.50   $      0.20

    EGL Chief Executive Officer Jim Crane commented, "We continue to see growth in all international product lines and slight improvements in the USA domestic forwarding market. Our organization continues to focus on growing our business with existing customers, improving yields, increasing utilization of our operating facilities and the deployment of our global operating and financial systems. Our fourth quarter performance reflects steady improvements in the global economy. As the economy continues to recover, our low cost domestic network is positioned to benefit from customers expediting product from overseas suppliers directly to US distribution and retail centers."
    Gross revenues increased 18% from the fourth quarter of 2002 to $622 million reflecting a 9% increase in airfreight revenues - mainly international, a 50% increase in ocean revenues and a 34% increase in customs brokerage and logistics. North America ground volumes continued to reflect the shift from priority to deferred shipments as the priority volumes declined 9%. Gross revenues outside North America increased 28%.
    Net revenues of $198 million in the fourth quarter of 2003 increased 8% from last year and were a record high for the Company. Net revenue margins of 31.9% declined by 290 basis points from the fourth quarter of 2002 reflecting increased airline and ocean rates, primarily out of Asia, as well as the continued shift away from the priority product to deferred shipments.
    Operating income for the quarter increased 42% or $4.9 million, to $16.6 million, as compared to the fourth quarter of 2002 due to the $14.9 million improvement in net revenues and no growth in other selling, general and administrative expenses reflecting leverage on the infrastructure in North America. Operating income as a percent of net revenue improved to 8.4%, the highest levels since 2000.

    Total Year 2003 Results
    Gross revenues of $2.17 billion for the twelve months ended December 31, 2003 increased 16% over 2002. Net revenues of $735 million increased 9% while net income of $23.9 million improved by 154% from 2002. Fully diluted earnings per share for 2003 improved 150% to $0.50 compared to $0.20 for 2002. Cash flow from operations for 2003 was $35 million, compared to net income of $24 million. Capital investments during 2003 were $27 million, down from $41 million in 2002.

    First Quarter of 2004 and Total Year 2004 Outlook
    EGL expects first quarter 2004 diluted earnings per share in the range of $0.05 to $0.07, compared to $0.06 for the first quarter of 2003. For 2004, EGL projects gross revenue in the range of $2.3 to $2.4 billion and diluted earnings per share in the range of $0.75 - $0.85. Capital expenditures for 2004 are estimated at $35 million.

    Earnings Conference Call
    EGL, Inc. plans to host a conference call for shareholders and the investing community on February 10, 2004 at 11 a.m. Eastern time (8 a.m. Pacific) to review results for the quarter and year ended December 31, 2003. The call can be accessed by dialing (719) 457-2657, access code 336825 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page. An audio replay will be available until Tuesday, February 24, 2004 at (719) 457-0820, access code 336825.

    Fourth quarter and total year 2003 product and geographic data and air freight statistics are available on EGL's website, www.eaglegl.com on the Investor Relations page.

    Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2003 revenues exceeding $2.1 billion, EGL's services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company's shares are traded on the NASDAQ National Market under the symbol "EAGL".

    CAUTIONARY STATEMENTS
    The statements in this press release (and statements in the conference call referred to above) regarding projected profitability, adding to growth, improvement on yields, increased efficiencies, deployment of operating and financial systems, and initiatives in Asia, Europe and the Middle East, first quarter and total year results and diluted earnings per share, projected results for 2004, our ability to outperform the economy and other statements which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company's customers operate, construction of new facilities and other infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2002 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary
materially from those forecasted or expected.   The Company disclaims any
intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. The financial information included in this press release is subject to audit and is not complete until filing of the Company's 2003 Form 10-K.

                                    EGL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                     (in thousands, except per share amounts)

                                   Three Months Ended   Twelve Months Ended
                                      December 31,          December 31,
                                     2003      2002       2003        2002
       Revenues                    $621,944  $527,880  $2,171,732  $1,869,333
       Cost of transportation       423,552   344,343   1,436,480   1,197,201
       Net revenues                 198,392   183,537     735,252     672,132
       Operating expenses:
        Personnel costs             110,529   100,434     416,565     370,817
        Other selling, general and
         administrative expenses     71,280    71,449     273,922     271,643
       Operating income              16,583    11,654      44,765      29,672
       Nonoperating expense, net     (1,901)     (727)     (6,249)    (14,556)
       Income before provision for
        income taxes                 14,682    10,927      38,516      15,116
       Provision for income taxes     5,555     4,261      14,571       5,895
       Income before cumulative
        effect of change
       in accounting for negative
        goodwill                      9,127     6,666      23,945       9,221
       Cumulative effect of change
        in accounting
       for negative goodwill            -         -           -           213
       Net income                    $9,127    $6,666     $23,945      $9,434

       Basic earnings per share       $0.19     $0.14       $0.51       $0.20
       Diluted earnings per share     $0.19     $0.14       $0.50       $0.20
       Basic weighted-average
        common
         shares outstanding          47,388    47,034      47,204      47,610
       Diluted weighted-averge
        common
       shares outstanding            53,431    52,989      47,481      47,811

                                    EGL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                  (in thousands)
                                                        Twelve Months Ended
                                                            December 31,
    Cash flows from operating activities:               2003           2002
      Net income                                    $  23,945       $  9,434
      Adjustments to reconcile net income
       to net cash provided by
         operating activities:
        Depreciation and amortization                  31,190         30,527
        Bad debt expense                                7,162          7,669
        Transfer to restricted cash                    (5,654)        (2,393)
        Other                                           4,747         10,686
        Net effect of changes in working
         capital, net of assets acquired              (26,591)         8,702
    Net cash provided by operating
     activities                                        34,799         64,625
    Cash flows from investing activities:
        Capital expenditures                          (27,370)       (41,429)
        Investment in assets held for sale                -          (11,570)
        Purchase of short-term investment                (540)           -
        Proceeds from sales of other
         assets                                         3,006          7,974
        Proceeds from sale-lease back
         transactions                                   1,158         21,487
        Cash received from a minority
         interest partner                                 -              301
        Dividend paid to a minority
         interest partner                                (214)           -
        Acquisitions of businesses, net of
         cash acquired                                (21,076)        (1,081)
        Initial investment in an
         unconsolidated affiliate                        (750)           -
        Cash received from disposal of
         affiliate                                        -              385
    Net cash used in investing activities             (45,786)       (23,933)
    Cash flows from financing activities:
        Repayment of notes payable, net                (3,953)        (1,407)
        Repurchase of common stock                        -          (10,014)
        Issuance of common stock                        4,642          1,720
    Net cash provided by (used in)
     financing activities                                 689         (9,701)
    Effect of exchange rate changes on
     cash                                                  37          3,046
    Increase (decrease) in cash and cash
     equivalents                                      (10,261)        34,037
    Cash and cash equivalents, beginning
     of the period                                    111,477         77,440
    Cash and cash equivalents, end of the
     period                                          $101,216       $111,477

                               EGL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                                 (in thousands)
                                             December 31,      December 31,
                                                 2003              2002
                 ASSETS
    Current assets:
      Cash, cash equivalents, restricted
       cash
    and short-term investments                 $115,326          $119,295
      Trade accounts receivable, net of
       allowance                                447,353           371,024
      Other current assets                       59,923            53,412
             Total current assets               622,602           543,731
    Property and equipment, net                 162,666           158,214
    Investments in unconsolidated
     affiliates                                  38,957            40,042
    Goodwill, net                                96,209            81,881
    Other assets, net                            28,609            19,058
    Total assets                               $949,043          $842,926
      LIABILITIES AND STOCKHOLDERS'
                 EQUITY
    Current liabilities:
      Current portion of long-term notes
       payable                                   $8,328            $5,639
      Trade payables and accrued
       transportation costs                     271,254           224,132
      Accrued expenses and other
       liabilities                              114,974           113,260
             Total current liabilities          394,556           343,031
    Long-term notes payable                     111,130           103,993
    Other noncurrent liabilities                 18,599            10,509
    Minority interest                             6,800             8,852
    Stockholders' equity                        417,958           376,541
    Total liabilities and stockholders'
     equity                                    $949,043          $842,926

    Fourth quarter 2003 product and geographic data and air freight statistics are available on EGL's website,
                 www.eaglegl.com on the Investor Relations page.

SOURCE  EGL, Inc.
    -0-                             02/10/2004
    /CONTACT: Elijio Serrano, Chief Financial Officer, +1-281-618-3665, or Mike Slaughter, VP Finance, +1-281-618-3428, both of EGL, Inc./
    /Web site:  http://www.eaglegl.com /
    (EAGL)
CO:  EGL, Inc.
ST:  Texas
IN:  TRN AIR
SU:  CCA ERN